Exhibit 10.86

EXECUTION VERSION

SECOND AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated as of May 6, 2014, by and among 21st Century Oncology Holdings, Inc., a Delaware corporation, formerly known as Radiation Therapy Services Holdings, Inc., (the “Company”) and DANIEL E. DOSORETZ (“Executive”).

WHEREAS, the Company is engaged in the business of providing integrated cancer care services to patients;

WHEREAS, the Executive is currently employed by the Company as its Chief Executive Officer and is a licensed radiation oncologist who provides medical services at the Company’s and its subsidiaries’ radiation therapy centers;

WHEREAS, the Executive, the Company and its wholly owned subsidiary, 21st Century Oncology, Inc., formerly known as Radiation Therapy Services, Inc., are currently parties to an Amended and Restated Executive Employment Agreement dated effective as of June 11, 2012 (as amended from time to time, the “Prior Executive Agreement”), and the Executive is currently party to an Amended and Restated Physician Employment Agreement, dated as of June 11, 2012, with 21st Century Oncology, LLC (“21st Century Oncology”), a Florida limited liability company (as amended from time to time, the “Prior Physician Agreement” and, together with the Prior Executive Agreement, the “Prior Agreements”), which Prior Agreements will be superseded by this Agreement; and

WHEREAS, the Company wishes to assure itself of the continued services of the Executive for the period provided in this Agreement and the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter set forth; and

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.                                      EMPLOYMENT.  The Company hereby agrees to employ the Executive upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment for the term described below.  The Executive agrees to serve as the Company’s Chief Executive Officer during the term of this Agreement.  In such capacity, the Executive shall have the authorities, functions, powers, duties and responsibilities that are customarily associated with such position and as the board of directors of the Company (the “Board”) may reasonably assign to him from time to time consistent with such positions.  The parties have outlined certain of the material aspects of Executive’s responsibilities and authority on the attached Exhibit A.  The Company shall use its best efforts to cause the Executive to be a member of the Company’s Board throughout the term of this Agreement and shall include the Executive in the management slate for election as director.

Throughout the term of this Agreement, the Executive shall devote his best efforts and substantially all of his business time and services to the business and affairs of the Company.  The Executive currently serves on the board of directors of the entities set forth on the attached Exhibit B.  Nothing herein shall preclude Executive from (i) providing physician services for up to two (2) days per week, (ii) serving or continuing to serve on the board of directors of entities that do not compete with the Company and to the extent such service does not materially interfere with Executive’s performance under this Agreement; provided that Executive will not agree to serve or actually serve on the board of directors of any entity for which he has not previously served without first notifying the Board or (iii) serving or continuing to serve on the boards or advisory committees of medical, charitable or other similar organizations to the extent such service does not materially interfere with Executive’s performance under this Agreement.  As periodically requested by the Board, Executive shall use commercially reasonable efforts to assist the Board in determining whether Executive’s membership on the board of directors or any other involvement with any entity could reasonably be expected to result in health care compliance issues or liability for the Company or any of its subsidiaries, affiliates and/or joint ventures and to take such actions as are reasonably requested by the Board to remedy and/or mitigate any such issues or liability identified by the Board.

2.                                      TERM OF AGREEMENT.  The initial five (5) year term (the “Initial Term”) of employment under this Agreement shall commence as of the date of this Agreement (the “Effective Date”).  After the expiration of the Initial Term, the term of the Executive’s employment hereunder shall automatically be extended without further action by the parties for successive two (2) year renewal terms, provided that if either party gives the other party at least one hundred twenty (120) days advance written notice of its intention to not renew this Agreement for an additional term, the Agreement shall terminate upon the expiration of the current term.

Notwithstanding the foregoing, the Company shall be entitled to terminate this Agreement immediately before the end of the initial term or any renewal term, subject to a continuing obligation to make the payments, if any, required under Section 5 below, if the Executive (i) becomes Disabled (as defined in Section 5(c) below), (ii) is terminated by the Company for Cause or without Cause or (iii) voluntarily terminates his employment for Good Reason or for any other reason or no reason before the then current term of this Agreement expires.

3.                                      EXECUTIVE COMPENSATION.

(a)                                 Annual Base Salary.  The Executive shall receive an annual base salary during the term of this Agreement at a rate of not less than One Million Two Hundred Thousand Dollars ($1,200,000) (as adjusted from time to time pursuant to this Agreement, the “Base Salary”), payable in installments consistent with the Company’s normal payroll schedule.  The Board or its Compensation Committee (the “Compensation Committee”) shall review this Base Salary at annual intervals, and may, but shall not be obligated to, adjust the Base Salary from time to time as the Board or the Compensation Committee deems to be appropriate. In addition, the Company shall pay all medical malpractice insurance premiums related to the Executive’s employment including “tail” coverage after termination or expiration of this Agreement.

(b)                                 Performance Incentive Bonus.  The Executive shall also be entitled to receive an annual performance-based incentive bonus from the Company during the term of this Agreement with a target bonus amount not less than 100% of the Base Salary (as the Board may, but shall not be obligated to adjust from time to time, the “Target Bonus”), based upon the attainment of one or more pre-established performance goals established by the Board or the Company’s Compensation Committee; provided, that the bonus amount paid annually to the Executive shall not be less than Three Hundred Thousand Dollars ($300,000).  The bonus amount to be paid to the Executive with respect to any given year shall be referred to as the Executive’s “Bonus.”  The Bonus shall be paid within the thirty (30)-day period following the Board’s receipt of the Company’s audited financial statements with respect to the applicable performance period, and shall be payable in cash; provided, that to receive any such Bonus, the Executive must remain employed and in good standing at the time of payment.

(c)                                  Incentive Equity Grant.  In consideration of the Executive’s entering into this Agreement and as an inducement to remain with the Company, the Executive shall be granted, under the Company’s 2014 Omnibus Incentive Plan (the “Incentive Plan”) an award of shares of the Company’s common stock with a value equal to One Million Five Hundred Thousand Dollars ($1,500,000) in the form of restricted stock (the “Restricted Stock”), with award shall be divided evenly into a time-vesting tranche (“Tranche 1 Shares”) and a performance-vesting tranche (“Tranche 2 Shares”) (the “Initial Award”).  Such Initial Award shall be governed by the Incentive Plan and a restricted stock award agreement between the Executive and the Company.  Subject to terms of the Incentive Plan and the Restricted Stock award agreement, the Tranche 1 Shares shall be subject time-based vesting restrictions which shall lapse pro rata on each of the first three (3) anniversaries of the grant date.  The Tranche 2 Shares shall be subject to both (i) time-based vesting restrictions which shall lapse pro rata on each of the first two (2) anniversaries of the grant date, and (ii) the achievement of performance-based goals that shall be set forth by the Committee (as defined in the Incentive Plan) in the award agreement.  In addition, and subject to the Executive’s continued employment pursuant to this Agreement, the Executive shall be entitled to receive a subsequent award substantially identical to the Initial Award on each anniversary of the grant date of the Initial Award; provided, that the Committee shall have absolute discretion to alter the relevant performance goals of the Tranche 2 Shares in subsequent grant agreements, notwithstanding the performance goals set forth in the Initial Award grant agreement or any subsequent grant agreement.  In the event of any conflict or ambiguity between this Agreement and the Incentive Plan or the Restricted Stock award agreement(s), the Incentive Plan and the Restricted Stock award agreement(s) shall govern.

(d)                                 Additional Bonuses.  The Executive shall also receive such additional bonuses, stock options, restricted stock and other equity awards agreed to by the parties and as awarded by the Board or its Compensation Committee including awards under the Incentive Plan. To the extent such bonuses or awards are set forth in a separate written bonus or award agreement, such agreement shall govern in the event of any conflict or ambiguity between this Agreement and such bonus or award agreement.

4.                                      ADDITIONAL COMPENSATION AND BENEFITS.  The Executive shall receive the following additional compensation and welfare and fringe benefits:

(a)                                 Participation in Benefit Plans.  The Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time for its executives, or for its employees generally, including without limitation any life, medical, dental, accidental and disability insurance and profit sharing, pension, retirement, savings, stock option, incentive stock and deferred compensation plans, in accordance with the terms and conditions as in effect from time to time.

(b)                                 Vacation.  The Executive shall be entitled to no less than six weeks of vacation (or such greater vacation benefits as may be provided in the future by the Board or Compensation Committee) during each year during the term of this Agreement and any extensions thereof, prorated for partial years. During the Executive’s term of employment, the Executive may take additional time away from the practice to attend professional meetings and seminars with the reasonable expenses paid for by the Company with the prior approval of the Company. All time away from practice, including time for vacation and continuing medical education, shall be scheduled with the Company.

(c)                                  Business Expenses.  The Company shall reimburse the Executive for all reasonable expenses he incurs in promoting the Company’s business, including expenses for travel, entertainment of business associates, service and usage charges for business use of cellular phones, PDA or Blackberry, laptop computer, computer at home and at work, personal secretary and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures.

(d)                                 Other.  In addition to the benefits provided pursuant Sections 4(a), 4(b) and 4(c), the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Company as are available generally to other officers, and in such welfare benefit plans, programs, practices and policies of the Company as are generally applicable to other key employees, including any deferred compensation plan made generally available to the senior officers of the Company.  The Company will use commercially reasonable efforts to obtain on behalf of Executive long-term disability insurance coverage at the Company’s expense during the term of the Agreement on such terms and conditions as are standard in the industry.  Executive shall be entitled to use the Company’s corporate jet in a manner consistent with past practice, and, in addition to use of the plane in connection with the conduct of business on behalf of the Company, he will be entitled to 300 hours of usage per year for personal use. The Company shall also reimburse the Executive for his reasonable, out-of-pocket legal fees and expenses in connection with the negotiation and execution of this Agreement and the Company’s incentive equity plan documents.

5.                                      PAYMENTS UPON TERMINATION.

(a)                                 Involuntary Termination.  If the Executive’s employment is terminated by the Company during the term of this Agreement, the Executive shall be entitled to receive his Base Salary accrued and unpaid through the date of termination (the “Termination Date”) and his earned and unpaid Bonus, if any, for the fiscal year ending prior to the Termination Date.  The Executive shall also receive any nonforfeitable benefits already earned and payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan.  The payments and benefits that the Executive shall be entitled to pursuant to this Section 5(a) are collectively referred to as the Executive’s “Accrued Compensation”.

(b)                                 Severance Payments. If the Executive’s employment is terminated (i) by the Company without Cause or (ii) by the Executive for Good Reason, in addition to payment of the Accrued Compensation, the Company shall also be obligated to make a series of monthly payments to the Executive for a period of twenty-four (24) months immediately following the Termination Dates; provided, further, that the first monthly payment shall be made on the first payroll period after the sixtieth (60th) day following the Termination Date and shall include payment of any amounts that would otherwise be due prior thereto.  Each monthly payment shall be equal to one-twelfth (1/12th) of the sum of (x) the Executive’s annual Base Salary, as in effect on the Termination Date, plus (y) the amount equal to the (i) sum of the Executive’s Bonus for the three prior years divided by (ii) three.  Executive shall also be permitted, to the extent permitted under applicable law, to continue to participate at the Company’s expense in all benefit and insurance plans, coverage and programs in which he was participating immediately prior to the Termination Date, for a period of one (1) year from the Termination Date (Executive will reasonably cooperate with the Company to facilitate the continuation of such benefits, including, without limitation, electing “COBRA” coverage as required by the Company);  provided, for the avoidance of doubt, that the Company may modify the continuation coverage contemplated by this Section 5(b) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) including instead making cash payments to the Executive over the same period in monthly installments in an amount equal to the Company’s portion of the monthly cost of providing such benefits for such period.  Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this paragraph.

(c)                                  Disability.  The Company shall be entitled to terminate this Agreement, if the Board determines that the Executive has been unable to attend to his duties for at least one-hundred and twenty (120) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties at such time and during the succeeding 120 days or is likely to continue for an indefinite period (any such condition, a “Disability”).  If the Company terminates this Agreement due to Executive’s Disability, the Executive shall be entitled to receive the Accrued Compensation and any disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company.

(d)                                 Termination for Cause.  If the Executive’s employment is terminated by the Company for Cause, the amount the Executive shall be entitled to receive from the Company shall be limited to the Accrued Compensation.

For purposes of this Agreement, the term “Cause” shall be limited to (i) any action by the Executive involving willful disloyalty to the Company, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 8 and 9 below; (ii) the Executive being convicted of or entering a plea of guilty or no contest or similar plea with respect to, a felony; (iii) the Executive being convicted of or entering a plea of guilty or no contest or similar plea with respect to, any lesser crime or offense (x) committed in connection with the performance of his duties hereunder, (y) involving fraud, dishonesty or moral turpitude or (z) that causes the Company or any of its subsidiaries a substantial and material financial detriment; (iv) substantial neglect or willful misconduct in carrying out Executive’s material duties (other than resulting from the Executive’s Disability) or violations of policies of the Company and/or its subsidiaries resulting in material harm to the Company or any of its subsidiaries; (v) substantial and repeated failure, refusal or inability (except where due to illness or Disability) to perform Executive’s material duties hereunder; (vi) a final and unappealable suspension, revocation, or cancellation of the Executive’s license or right to perform medical services in the State of Florida, other than for any revocation or cancellation of the Executive’s license as a result of failure to renew or other clerical error that is cured within 30 days following notice of cancellation or revocation to the Executive; (vii) the final and unappealable placing or imposing of any restrictions or limitations, by any governmental authority having jurisdiction over the Executive, upon the Executive so that the Executive cannot engage in the medical services contemplated hereunder, other than as a result of any clerical error that is cured within 30 days following notice of cancellation or revocation to the Employee; or (ix) the Executive is suspended, terminated or excluded from the Medicare or Medicaid program as a participating physician.  Notwithstanding the foregoing, no termination pursuant to subsection (iv) or (v) shall be treated as termination for Cause unless the Board has provided the Executive with written notice specifying in reasonable detail the alleged Cause for termination and the Cause is not cured within 30 days after the date of such notice.

(e)                                  Voluntary Termination by the Executive.  If the Executive resigns or otherwise voluntarily terminates his employment and the termination is not for Good Reason, the Executive shall only be entitled to the Accrued Compensation upon such termination.

For purposes of this Agreement, a termination by the Executive shall be for “Good Reason” if the Executive resigns during the period of three months after the date the Executive is (i) assigned to a position other than Chief Executive Officer of the Company (other than any such assignment for Cause or by reason of Disability) without the Executive’s consent, (ii) assigned duties materially inconsistent with such position (other than any such assignment for Cause or by reason of Disability) without the Executive’s consent, and such assignment is not rectified within 15 business days after written notice to the Company, (iii) transferred to a geographic location of employment more than 30 miles from the current location of employment without the Executive’s consent, (iv) directed to report to anyone other than the Board, without the Executive’s consent, or (v) the Company materially breaches any material term of this Agreement; provided that no breach of this Agreement by the Company shall be deemed to constitute “Good Reason” unless the Executive provides the Board with written notice specifying in reasonable detail the alleged breach and such breach is not cured within 30 days after the date of such notice.

(f)                                   Release.  In order to receive the severance payments and benefits hereunder (other than the Accrued Compensation), the Executive must execute and not revoke a general release of claims in favor of the Company and the Company substantially in the form attached hereto as Exhibit C.  To the extent that such release is not executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Termination Date, the Executive shall forfeit all rights to any such severance payments and benefits.

(g)                                  In the event that any payment or benefits received or to be received by Executive pursuant to this Agreement (“Benefits”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Benefits shall be either: (i) provided to Executive in full, or (ii) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.  Unless the Company and Executive otherwise agree in writing, any determination required under this subsection shall be made in writing in good faith by an accountant selected by the mutual agreement of Executive and the Company (the “Accountant”).  The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this subsection. To the extent applicable, the reduction in Benefits contemplated by this paragraph shall be implemented by reducing the Benefits in the following order:  (i) any cash severance or other cash amount payable to the Executive hereunder, and (ii) any continued benefit valued as a “parachute payment” for purposes of Section 280G of the Code.

6.                                      DEATH.  If the Executive dies during the term of this Agreement, the Company shall pay to the Executive’s estate a lump sum payment equal to the sum of (i) the Executive’s Accrued Compensation, plus (ii) the product of (x) the Board’s good faith estimated annual Bonus for the fiscal year during which the death occurs based on the performance of the Company at the time of death and (y) a fraction, the numerator of which is the number of whole and partial months in the fiscal year in which the death occurs through the date of death, and the denominator of which is 12.  In addition, the death benefits payable by reason of the Executive’s death under any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by the Executive in accordance with the terms of the applicable plan or plans.

7.             WITHHOLDING.  The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

8.             PROTECTION OF CONFIDENTIAL INFORMATION.  The Executive agrees that he will keep all confidential and proprietary information of the Company or relating to its business (including, but not limited to, information regarding the Company’s customers, pricing policies, methods of operation, proprietary computer programs and trade secrets) (“Confidential Information”) confidential, and that he will not (except with the Company’s prior written consent), while in the employ of the Company or at any time thereafter, disclose any such Confidential Information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a “need to know.” The Executive shall not make use of any such Confidential Information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or at any time after the term of his employment.  The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Company or is otherwise in the public domain at the time of disclosure, except if such information is in the public domain as a result of the Executive’s actions in contravention of this Section 8.

The Executive recognizes that because his work for the Company will bring him into contact with Confidential Information of the Company, the restrictions of this Section 8 are required for the reasonable protection of the Company and its investments and for the Company’s reliance on and confidence in the Executive.

9.             PROHIBITION OF CERTAIN ACTIVITIES.  The Executive acknowledges that (i) the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Executive has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Executive’s employment by a competitor, the Executive would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their patients and the Executive has had and will continue to have access to these patients, (v) the Executive has received and will receive specialized training from the Company and its affiliates, and (vi) the Executive has generated and will continue to generate goodwill for the Company and its affiliates in the course of the Executive’s employment. In consideration of the foregoing, as well as the transactions contemplated hereby, the Executive hereby covenants and agrees that he will not, for a period beginning on the date of this Agreement and ending three (3) years after such Executive’s Termination Date, (i) engage in any business activities for himself or on behalf of any enterprise in any capacity or own any interest in any entity which compete or are competitive with the Company in the business of organizing, establishing, developing, providing or managing integrated cancer care services or services ancillary thereto, in any state in which the Company, its subsidiaries, affiliates and/or any of its joint ventures then operate or has plans to operate as of the Executive’s Termination Date, (ii) interfere or disrupt or attempt to interfere or disrupt, the relationships between the Company, its subsidiaries, affiliates and/or joint ventures and any patient, referral source or supplier or other person having business relationships with the

Company, its subsidiaries, affiliates and/or joint ventures, (iii) solicit, induce or hire, or attempt to solicit, induce or hire, any employee of the Company, its subsidiaries, affiliates and/or joint ventures or (iv) publish or make any disparaging statements about the Company, any affiliate of the Company, or any of their directors, officers or employees, under circumstances where it is reasonably foreseeable that the statements will be made public (the activities described in clauses (i) through (iv) above, collectively, “Prohibited Activities”). Notwithstanding the foregoing, this Section 9 will be of no force and effect for the period (the “Toll Period”) during which the Company fails to make the payments, if any, required under Section 5(b) and such payments are in fact due and payable pursuant to Section 5(b), provided that the Toll Period shall not take effect unless the Executive provides the Board with written notice that such payments are due and payable and the Company does not make such payments within 30 days after the date of such notice; provided, however that the following shall not be deemed Prohibited Activities under clause (i) above: (x) owning an ownership interest or participation on the board of directors during the term of this Agreement or thereafter in (i) activities related to imaging initiatives, it being understood that such activities are not and will not become competitive with the business of the Company, its subsidiaries, managed practices and/or any of its joint ventures, (ii) pharmacies, (iii) banks or (iv) health care related insurance companies, PPOs and HMOs; provided that (A) Executive’s participation with any entity listed in clause (x) does not materially interfere with Executive’s performance under this Agreement and (B) no entity listed in clause (x) owns or operates and is not under common control with any entity that owns or operates integrated cancer care services or (y) engaging in the practice of medicine, individually or as part of a group practice of five (5) or less radiation oncologists following the termination or expiration of this Agreement; provided, that neither the Executive’s individual or group practice (i) has affiliated relationships with any other physician practices or (ii) has more than one geographic location.  The Executive will be deemed to be engaged in Prohibited Activities if he engages or participates in any entity that engages in Prohibited Activities or becomes affiliated with any person who engages in Prohibited Activities as an employee, officer, director, consultant, agent, partner, proprietor or other participant; provided, that the ownership of no more than 2 percent of the stock of a publicly traded corporation shall not be deemed participation in or affiliation with an entity or person so long as the Executive has no other connection or relationship with such entity or person.

10.          INJUNCTIVE RELIEF.  The Executive acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set forth in Sections 8 and 9 of this Agreement and accordingly agrees that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Western District of Florida or in any court in the State of Florida having subject matter jurisdiction.  This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages.

It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

The Executive acknowledges and confirms that (a) the restrictive covenants contained in Sections 8 and 9 hereof are reasonably necessary to protect the legitimate business interests of the Company and (b) the restrictions contained in Sections 8 and 9 hereof (including without limitation the length of the term of the provisions of Sections 8 and 9 hereof) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind.  The Executive further acknowledges and confirms that his full and faithful observance of each of the covenants contained in Sections 8 and 9 hereof will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors.  The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of Sections 8 and 9 hereof.  The Executive further acknowledges that the restrictions contained in Sections 8 and 9 hereof are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

If the Executive shall be in violation of any provision of Sections 8 and 9, then each time limitation set forth in the applicable section shall be extended for a period of time equal to the period of time during which such violation or violations occur.  If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in Sections 8 and 9 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

Sections 7 through 17 of this Agreement shall survive the termination or expiration of this Agreement.

11.          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by telecopy or facsimile (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

(a)           If to the Company:

21st Century Oncology Holdings, Inc.
2270 Colonial Boulevard

Fort Myers, Florida 33907
Attention: General Counsel
Facsimile: (239) 931-7275

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Michael Movsovich
Facsimile: (212) 446-4900

(b)           If to the Executive, below the Executive’s signature, and if to the Executive’s legal representative, to such Person at the address of which the Company is notified in accordance with this Section 11, in each case with a copy to:

Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard, Suite 2800
Tampa, Florida  33602
Attn:  Darrell C. Smith
Facsimile: (813) 229-1660

12.          SEPARABILITY.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

13.          ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.  The Company may assign this Agreement to any of its subsidiaries or affiliates.

14.          ENTIRE AGREEMENT.  This Agreement represents the entire agreement of the parties with respect to Executive’s employment services and shall supersede the Prior Agreements, provided, however, this Agreement does not supersede or replace any agreements between the Company and Executive pursuant to any plans or programs of the Company or any separate stock option agreement, restricted stock agreement or similar agreement regarding bonuses or awards to Executive. Each party acknowledges and agrees that, as of the date hereof, it does not have any claim against any other party under the Prior Agreements. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

15.          GOVERNING LAW.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflict of laws provisions of such laws.

16.          SUBMISSION TO JURISDICTION.  Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Florida, and each of the Company and the Executive hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.  The Executive and the Company hereby irrevocably each waive any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Florida, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum

17.          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

18.          HEADINGS.  The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

19.          WAIVER.  The failure of either party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver must be in writing.

20.          COUNTERPARTS.  This Agreement may be executed in two (2) counterparts and by facsimile or other electronic transmission, each of which shall be considered an original.

21.          SECTION 409A COMPLIANCE.

(a)           The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(d)           For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)           In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

21ST CENTURY ONCOLOGY HOLDINGS, INC.

By:	/s/ Bryan J. Carey
	Name:	Bryan J. Carey
	Title:	President, Vice Chairman and Chief Financial Officer

EXECUTIVE:

/s/ Daniel E. Dosoretz, M.D.
Daniel E. Dosoretz, M.D.

ADDRESS:

Signature Page to

Employment Agreement

EXHIBIT A

Chief Executive Officer’s Duties

In order for the parties to the Second Amended and Restated Executive Employment Agreement by and among Daniel E. Dosoretz and the Company, dated as of May 6, 2014, to clarify their expectations generally regarding the functions and responsibility of Executive in his role as the Chief Executive Officer of the Company, the following is a non exhaustive description of the parties expectations regarding various material areas of authority and responsibility of the Company’s Chief Executive Officer.

The Chief Executive Officer will report to the Board of Directors of the Company (the “Board”) and will be subject to the review and oversight of the Board as is customary and consistent with applicable law and corporate/entity governance best practices from time to time.  Such oversight will be affected by changing business, regulatory and economic conditions and the circumstances and condition, financial and otherwise, of the Company from time to time.

Specifically, it is expected that the Chief Executive Officer will have direct management and oversight of the day-to-day business and operations of the Company and, subject to the Company’s current budget approved by the Board and subject to customary levels of materiality that are established by the Board for Board approval, in consultation with the Chief Executive Officer and consistent with the principles expressed above, the Executive’s day-to-day authority shall include, but not be limited to the following:  (i) negotiating and executing all contracts, purchase orders, agreements and other obligations to be entered into by the Company in the ordinary course of its business, including the establishment of  fee schedules and negotiating and executing agreements with third party payors, (ii) employment and personnel matters including the appointment, title, duties, compensation, supervision and dismissal of all employees, and medical professionals including physicians, health care professionals, attorneys and consultants with respect to ordinary course matters, other than the appointment or dismissal of senior management and other officer level employees, which, in any case, must be approved by the Board and (iii) providing the Board and/or Compensation Committee with his recommendations, which the Board or such committee will give due consideration to, with respect to the distribution of amounts of cash and/or equity bonuses or awards earned by senior management. Notwithstanding the foregoing, any transactions between the Company and/or any of its subsidiaries, joint ventures or other affiliates and the Chief Executive Officer, or any person related to or affiliated with him shall be subject to the Company’s regular review and approval process for related party transactions, as determined by the Board.

EXHIBIT B

Board Memberships

•                  21C East Florida, LLC

•                  21st Century of Florida Acquisition, LLC

•                  21st Century of California, A Medical Corporation — California professional service corporation

•                  21st Century Oncology, LLC

•                  21st Century Oncology, Inc.

•                  21st Century Oncology Holdings, Inc.21st Century Oncology Investments, LLC

•                  21st Century Oncology Management Services, Inc.

•                  21st Century Oncology of Alabama, LLC

•                  21st Century Oncology of Harford County, Maryland LLC

•                  21st Century Oncology of Jacksonville, LLC

•                  21st Century Oncology of Kentucky, LLC

•                  21st Century Oncology of New Jersey, Inc.

•                  21st Century Oncology of Pennsylvania, Inc.

•                  21st Century Oncology of Prince Georges County, Maryland, LLC

•                  21st Century Oncology of South Carolina, LLC

•                  21st Century Oncology Services, LLC

•                  21st Century Specialty Physicians (Michael J. Katin, M.D.), P.C.

•                  3680 Broadway Building Assoc. — landlord at FMO office

•                  AHLC, LLC

•                  Ambergris, LLC

•                  American Oncologic Associates of Michigan, P.C.

•                  Argentina: Vidt Centro Medico S.A.

•                  Arizona Radiation Enterprises, LLC — Scottsdale real estate venture — landlord for Scottsdale center

•                  Arizona Radiation Therapy Management Services, Inc.

•                  Asheville CC, LLC

•                  Atlantic Urology Clinics, LLC

•                  Aurora Technology Development, LLC

•                  Batan Insurance Company SPC LTD

•                  B&D of SW Fl, llc — real estate entity that owns Edison Bank property

•                  Bonita Radiation Associates — landlord at BNO office

•                  Bradenton Radiation Associates — landlord at BAO office

•                  California Radiation Therapy Management Services, Inc.

•                  Carepoint Health Solutions, LLC

•                  Carolina Radiation and Cancer Treatment Center, LLC

•                  Carolina Regional Cancer Center, LLC

•                  Charlotte Community Radiation Oncology, Inc.

•                  Cheda, LLC

•                  Clinica de Radiotherapia La Ascuncion, S.A. — Guatemala operations in S.A.

•                  Coastal Oncology, Inc.

•                  Colonial Radiation Associates — landlord at CBO office

•                  Colonial Radiation Expansion, LLC (2004)

•                  Compliance Medical Technologies

•                  Costa Rica: Centro Medico de Radioterapia Irazu S.A.

•      Crestview Radiation Enterprises, LLC — landlord at CRO office

•                  DDM, LLC —Management Co. for other real estate LLCs

•                  Destin Radiation Enterprises, LLC — landlord at DSO office

•                  Devoto Construction of Southwest Florida, Inc.

•                  Dominican Republic: Centro de Radioterapia y Oncologia Integral S.A. (RADONIC S.A.)

•                  Dosoretz/Sheridan Partnership — real estate holdings

•                  Dosoretz PG, LLC

•                  Edison Bancshares, Inc.

•                  Englewood Oncology, Inc.

•                  Express Meds Rx LLC — Medicaid mail order pharmacy

•                  Fort Walton Beach Radiation Associates — landlord at FWO office

•                  Fort Walton Beach Radiation Enterprises (2004)

•                  Forum Development and Consulting, Inc. — design firm owned by Ricardo Andisco and Dr. Dosoretz

•                  Fountain Valley & Anaheim Radiation Oncology Centers, Inc.

•                  Gladiolus Enterprises, LLC — partnership owning land parcel next to Gladiolus office

•                  Goldsboro Radiation Therapy Services, LLC

•                  Henderson Radiation Associates

•                  Imaging Initiatives, Inc. (Formerly NY MRI Management, Inc.

•                  Interhealth Facility Transport, Inc.

•                  Jacksonville Radiation Therapy Services, LLC

•                  Katin Radiation Therapy P.A. — Maryland professional service corporation

•                  Lehigh Radiation Associates — landlord at LHO office

•                  Management Specialists — radiology consulting services

•                  Manatee Radiation Oncology, Inc.

•                  Marco Island Radiation Enterprises LLC (2004)

•                  Maryland Radiation Therapy Management Services, LLC

•                  MASS PA

•                  Massachusetts Oncology Services, P.C. — Massachusetts professional service corporation

•                  MD International Investments, LLC

•                  Media Vista Taylor, LLC

•                  Medical Developers, LLC — Radiation Therapy sites in S.A. & Latin America

•                  Medical Equipment Procurement, LLC

•                  Medtech Building Assoc — real estate used by nuclear pharmacy

•                  Melis, LLP

•                  Mesh Ventures

•                  Mica Flo II, Inc.

•                  Michael J. Katin, MD Prof. Corp — Nevada professional service corporation

•                  Michigan Radiation Therapy Management Services, Inc.

•                  Millennium Partners Building 1, LLC

•                  Millennium Partners Building 2, LLC

•                  Millennium Physician Group, LLC

•                  Millennium Physician Holdings, LLC

•                  Mission Viejo Radiation Oncology Medical Group, Inc.

•                  MPG Health Parkway, LLC

•                  MRR Inc.

•                  MRSJ Inc.

•                  Mt. Kisco PET

•                  Mt. Kisco Specialists, PC  (C-Corp 2003)

•                  National Medical Professional Risk Retention Group, Inc. — new insurance front eff. 10/14/07

•                  Nevada Radiation Enterprises, LLC (2004)

•                  Nevada Radiation Therapy Management Services, Inc.

•                  New England Radiation Therapy Management Services, Inc.

•                  New Jersey Oncology Services, P. C

•                  New York Radiation Therapy Management Services, LLC

•                  North Carolina Radiation Ent. LLC

•                  North Carolina Radiation Therapy Management Services, LLC

•                  Northern Westchester Imaging, Inc.

•                  NW PET Management LLC

•                  Oncology Consulting Services — East Coast managed care network — jointly owned by Drs. Dosoretz and Fishman

•                  OnCure Holdings, Inc.

•                  OnCure Medical Corp.

•                  Palm Springs Radiation Enterprises LLC

•                  Plantation Radiation Enterprises LLC

•                  Pointe West Oncology, LLC

•                  Prestige Health Partners, LLP

•                  Pro Facilitiator, LLC

•                  Quantum Care, LLC

•                  Radiation Therapy Associates of Western North Carolina, P.A. — North Carolina professional service corporation

•                  Radiation Therapy School for Radiation Therapy Technology, Inc.

•                  Radiation Therapy Services International, Inc.

•                  RADS, PC

•                  Redding Radiation Oncologists, P.C.

•                  Riverhill MRI Specialists, PC— prof corp for New York radiology services;

•                  Rivermed Enterprises, LLC

•                  Roger Williams Radiation Therapy, LLC

•                  RVCC, LLC

•                  Sampson Accelerator, LLC

•                  Sampson Simulator, LLC

•                  Sands End Development, LLC — real estate holding

•                  Sanibel/Captiva Trust Co, Inc.

•                  Santa Cruz Radiation Oncology Medical Group, Inc.

•                  Sarasota County Oncology, Inc.

•                  Sarasota Radiation & Medical Oncology Center, Inc.

•                  SFRO Holdings, LLC

•                  Shopdoc, LLC (owned 100% by Mesh)

•                  South County Enterprises LLC (2004)

•                  South County Radiation Therapy, LLC

•                  South Florida Medicine, LLC

•                  Southern New England Regional Cancer Center, LLC

•                  Tamarac Radiation Associates — landlord at TMO office

•                  TEM, Inc.

•                  The David M. Bernstein, M.D., Memorial Museum of Medical History

•                  Theriac Enterprises of Andalusia, LLC

•                  Theriac Enterprises of Avondale, LLC

•                  Theriac Ent. Of Bonita Springs, LLC

•                  Theriac Enterprises of Bradenton, LLC

•                  Theriac Enterprises of Casa Grande, LLC

•                  Theriac Ent. Of Clarmont, LLC — landlord at Naples condo

•                  Theriac Enterprises of Colonial, LLC — developer of office building at 2270 Colonial Boulevard, Ft. Myers, FL

•                  Theriac Enterprises of Daniels, LLC

•                  Theriac Enterprises of El Segundo, LLC

•                  Theriac Enterprises of Florida, LLC

•                  Theriac Enterprises of Frankfurt, KY, LLC

•                  Theriac Enterprises of Gilbert, LLC

•                  Theriac Enterprises of Greenbrier West Virginia, LLC

•                  Theriac Ent. Of Hammonton, LLC

•                  Theriac Enterprises of Happy Valley, LLC

•                  Theriac Enterprises of Harrington, LLC

•                  Theriac Enterprises of Jacksonville, LLC — developer of clinic on 4.24 acres on Baymeadows Road, East at Gate Parkway, Duval County, FL

•                  Theriac Enterprises of Lakewood, LLC — developer of clinic east of I75, Lakewood Ranch, Florida

•                  Theriac Enterprises of Littlestown, LLC — developer of clinic at 41 South Columbus Avenue, Littlestown, PA

•                  Theriac Enterprises of New Jersey, LLC

•                  Theriac Enterprises of Pembroke Pines, LLC

•                  Theriac Ent of Peoria, LLC

•                  Theriac Enterprises of Princeton West Virginia, LLC

•                  Theriac Enterprises of Rancho Mirage, LLC

•                  Theriac Enterprises of Redding, LLC

•                  Theriac Enterprises of Riverhead, LLC

•                  Theriac Enterprises of Scottsdale, LLC — developer of clinic at 7340 East Thomas Road, Scottsdale, AZ

•                  Theriac Enterprises of Troy, LLC

•                  Theriac Enterprises of Yucca Valley, LLC — developer of clinic on 2.17 acres on Highway 62 between Prescott and Balsa Ave, San Bernardino, CA

•                  Theriac — Macomb, LLC

•                  Theriac Management Associates, LLC

•                  Theriac Rollup LLC — Master Lease on the 28 properties

•                  Theriac Rollup LLC II — Master Lease on 6 properties

•                  Theriac — Weaverville, LLC

•                  U.S. Cancer Care, Inc.

•                  USAmedcard (owned 100% by Mesh)

•                  USCC Acquisition Corp.

•                  USCC Florida Acquisition Corp.

•                  USCC Healthcare Management Corp

•                  Venice Oncology Center, Inc.

•                  VMRI LLC

•                  West Palm Beach Radiation Assc — landlord at WPB office

•                  West Virginia Radiation Therapy Services, Inc.

•                  X-Ray Treatment Center, P.C. (Michigan)

•                  Yonkers Radiation Enterprises, LLC

•                  Yonkers Radiation Medical Practice, P.C. — New York professional service corporation

EXHIBIT C

Form of Release

THIS RELEASE (this “Release”) is made as of this     th  day of                   , 20    , by and between 21st Century Oncology Holdings, Inc., a Florida corporation (the “Company”), and DANIEL E. DOSORETZ (“Executive”).

PRELIMINARY RECITALS

A.            Executive’s employment with the Company has terminated.

B.            Executive and the Company are parties to an Second Amended and Restated Executive Employment Agreement, dated as of           , 2014 (as amended, modified or supplement from tie to time, the “Agreement”).

AGREEMENT

In consideration of the payments due Executive under the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Executive, intending to be legally bound, does hereby, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, members, and managers, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., the Civil False Claims Act, §31 U.S.C §3729 et seq and related state false claims act provisions and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Executive under the Agreement.  This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.  Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment.

2.             Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims.  Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

3.             Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by him or on his behalf with any agency, court or other government entity.

4.             Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, effective as of the date hereof, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

5.             The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.

6.             Executive certifies and acknowledges as follows:

(a)           That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release.

(b)           That he understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

(c)           That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled.

(d)           That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release.

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(e)           That he does not waive rights or claims that may arise after the date this Release is executed or those claims arising under the Agreement with respect to payments and other rights due Executive on the date of, or during the period following, the termination of his Employment.

(f)            That the Company has provided him with adequate opportunity, including a period of [21][45] days from the initial receipt of this Release and all other time periods required by applicable law, within which to consider this Release (it being understood by Executive that Executive may execute this Release less than [21][45] days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such [21][45]-day consideration period), and he has been advised by the Company to consult with counsel in respect thereof.

(g)           That he has seven (7) calendar days after signing this Release within which to rescind, in a writing delivered to the Company, the portion of this Release related to claims arising under ADEA or any other claim arising under any other federal, state or local that requires extension of this revocation right as a condition to the valid release and waiver of such claim.

(h)           That at no time prior to or contemporaneous with his execution of this Release has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company Parties which is based in whole or in part on any matter referred to in Section 1 above; and, subject to the Company’s performance under this Release, to the maximum extent permitted by law, Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum.  Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim.  Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person or entity in prosecuting such Claim.

7.             The Company (meaning, solely for this purpose, the Company’s directors and executive officers and other individuals authorized to make official communications on the Company’s behalf) will not disparage Executive or Executive’s performance or otherwise take any action which could reasonably be expected to adversely affect Executive’s personal or professional reputation.  Similarly, Executive will not disparage any Company Party or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Company Party.

8.             Executive agrees that he will not disparage or denigrate to any person any aspect of his relationship with the Company or any of its affiliates, nor the character of the Company or

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any of its affiliates or their respective agents, representatives, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony requested of Executive by any court or government agency. In the event any government agency or any of Company’s or any of its affiliates’ present or future labor unions, adverse parties in actual or potential litigation, suppliers, service providers, employees or customers initiate communications with the Executive, the Executive agrees that he will only inform any such persons, consistent with this paragraph, of his change in status and direct such persons to an appropriate office or current employee of the Company.

9.             Miscellaneous

(a)           This Release and the Agreement, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Executive and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof.

(b)           The Company Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder.  Except and to the extent set forth in the preceding two sentences, this Release is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third party beneficiary hereof.  Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

(c)           The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.

(d)           This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e)           The obligations of each of the Company and Executive hereunder shall be binding upon their respective successors and assigns.  The rights of each of the Company and Executive and the rights of the Company Parties shall inure to the benefit of, and be

4

enforceable by, any of the Company’s, Executive’s and the Company Parties’ respective successors and assigns.  The Company may assign all rights and obligations of this Release to any successor in interest to the assets of the Company.

(f)            No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.

(g)           ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

*   *   *   *   *

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Intending to be legally bound hereby, Executive and the Company have executed this Release as of the date first written above.

[NAME]

By:

Name:

Title:

READ CAREFULLY BEFORE SIGNING

I have read this Release and have been given adequate opportunity, including [21][45] days from my initial receipt of this Release, to review this Release and to consult legal counsel prior to my signing of this Release.  I understand that by executing this Release I will relinquish certain rights or demands I may have against the Company Parties or any of them.

[Name]

Witness: